Exhibit 10.1


                                Letter Of Intent


       This Letter Of Intent (the "LOI") sets forth our general understanding through which Monterey Bay Tech, Inc. ("MBYI") shall acquire, either through the purchase of stock or merger, a Delaware corporation ("SpaceLogic US") which will own 100% of the equity interests of SpaceLogic Ltd. ("SpaceLogic"), an Israeli corporation, with MBYI being the surviving corporation in a proposed reverse merger arranged by Baytree Capital Associates, LLC ("Baytree"), in exchange for the issuance of 68.8% of MBYI's common stock to SpaceLogic's stockholders.

       It is the intent of the parties that this LOI be binding upon the parties hereto, subject to the provisions of Section 6 below. The following are the material terms of the proposed reverse merger and the financing which MBYI shall undertake as a condition of Closing:

1. The Transaction. MBYI and SpaceLogic desire and intend to enter into a transaction by which MBYI will acquire 100% of the equity of SpaceLogic US which will own 100% of the equity of SpaceLogic in exchange for SpaceLogic's stockholders' receiving 68.8% of the issued and outstanding shares of MBYI on a fully diluted basis (the "Reverse Acquisition"). SpaceLogic US shall become the principal operating company in the United States. SpaceLogic shall continue to operate as a wholly-owned subsidiary of SpaceLogic US and continue SpaceLogic's current R&D and operations in Israel. Notwithstanding any provision in this agreement, the precise structure of the Reverse Acquisition and the operations to be conducted by each of the entities will be determined so as to provide the most efficient operational structure for SpaceLogic from tax perspectives. At the time of the Reverse Acquisition, MBYI (a) shall have not less than $1.9 million of cash in its bank account (the "Cash Balance"), provided, however, that upon execution of definitive agreements regarding the Reverse Transaction, Baytree or its designee, shall, within 10 days of a request by SpaceLogic, loan to SpaceLogic $500,000 pursuant to terms to be negotiated, which shall reduce the Cash Balance at the closing of the Reverse Acquisition by such amount and extinguish any repayment obligation of SpaceLogic with respect thereto, provided further, that if the definitive agreement governing the Reverse Acquisition is terminated prior to closing, SpaceLogic shall repay such amount no later than on the 180th day following such termination, and (b) shall be owed cash payments as set forth in Schedule "A" hereto pursuant to binding and unconditional commitments of third parties which will not result in any repayment obligation or dilution to the equity holders of SpaceLogic (the "Owed Payments").

         As of the closing of the transaction, the assets of MBYI other than the Cash Balance and the Owed Payments, as set forth on Schedule "B" hereto (the "Excluded Assets") shall be distributed to the pre-closing stockholders of MBYI as a dividend or pursuant to a mechanism to be determined by MBYI. Nothwithstanding any provision in this Agreement, the parties agree to consummate the transaction in such a manner so as not to alter the economic benefits conferred upon SpaceLogic as contemplated hereunder.

       2. Post-Closing Structure. The post-closing ownership shall be as follows:

             ------------------------------------- --------------- ----------
                                                       Shares          %
             ------------------------------------- --------------- ----------
             MBYI's Existing Shareholders              11,019,267       20.8
             ------------------------------------- --------------- ----------
             New Investors                              2,203,852        4.1
             ------------------------------------- --------------- ----------
             SpaceLogic                                36,363,578       68.8
             ------------------------------------- --------------- ----------
             Baytree                                    3,305,780        6.3
             ------------------------------------- --------------- ----------
                  Total                                52,892,477      100.0
             ------------------------------------- --------------- ----------

         The foregoing is based on MBYI having no material liabilities and upon consummation of the equity sale contemplated by Section 3.

         In the event that prior to the closing, MBYI shall desire not to distribute any of the Excluded Assets to the pre-closing stockholders of MBYI, the parties agree to negotiate, in good faith, an adjustment to the post-closing ownership of MBYI, provided, however, that notwithstanding the foregoing, SpaceLogic may, at its sole discretion, elect to consummate the transaction without inclusion of any Excluded Assets.

         The post closing members of MBYI's Board of Directors shall be elected or appointed by the post-closing equity holders which holders shall be entitled to elect or appoint in accordance with their percentage equity interests.

         3. Initial Financing. In connection with the Reverse Acquisition, four units of equity will be issued to a group of investors to be assembled by Baytree (the "New Investors") in the amount of $250,000 for a total of $1.0 million. Each unit shall contain 550,963 common shares of MBYI representing a price of $0.45 per share, and a warrant to purchase 550,963 common shares of MBYI at a price of $1.50 per share. The warrant will expire four years from the date of Closing.

       4. Use of Proceeds. The proceeds from the financings contemplated hereby shall be used by SpaceLogic for working capital and no restrictions shall be placed on the use of such funds.

       5. Agreement and Plan of Reorganization. Upon the acceptance of this letter by SpaceLogic, MBYI and SpaceLogic will promptly negotiate, in good faith, the terms of the agreement and plan of reorganization (the "Agreement"). The Agreement will be in a form customary for transactions of this type and will include, in addition to those matters specifically set forth in this letter, customary representations, warranties, indemnities, covenants and agreements of both SpaceLogic and MBYI, customary conditions of closing and other customary matters. MBYI and SpaceLogic and their respective representatives, agree to cooperate and to use their best efforts to cause the Agreement to be executed and delivered, and the Closing to occur within 60 days.

       6. Due Diligence Investigation. Each party will diligently pursue, and will endeavor to complete an investigation of the legal, business, and financial condition of the other party. Both parties will extend their full cooperation to the other party and its lawyers, accountants and other representatives in connection with such investigation. Each party, its lawyers, accountants and other representatives shall have full access to the other party's books and records, facilities, accountants and key employees for purpose of conducting such investigation, all subject to the signing of confidentiality undertakings in a form to be acceptable to both parties. The consummation of the transaction contemplated by this letter shall be conditional upon each party's complete satisfaction with such investigation, including with respect to any legal requirements for the completion of the transaction (e.g., SEC filings, SEC investigation, restriction on stockholders following the transaction etc.).

       7. Public Announcements. Except as required by law, MBYI shall not make any public announcements regarding the transaction contemplated herein without the consent of SpaceLogic, not to be unreasonably withheld. Any press release or other public disclosure, and any Form 8-K report prepared for filing by MBYI, shall be reviewed and commented on by SpaceLogic prior to its publication.

       8. Filing and Applications. Subject to the confidentiality undertakings, each party will cooperate fully with the other party in furnishing any necessary information required in connection with any regulatory matters.

       9. Conduct of Business by SpaceLogic. Pending execution of the Agreement, SpaceLogic shall conduct its business in the ordinary course and promptly inform Baytree of any event outside the ordinary course of business.

       10. Expenses. Each party will bear its own expenses and costs of the transaction contemplated hereby, including, but not limited to, the fees of attorneys and financial advisers.

       11. Board Recommendation, No Solicitation and Exclusivity.

         (a) Recommendation of Board of Directors. The board of directors of SpaceLogic has approved the transactions contemplated by this LOI or will recommend the transactions to the stockholders of SpaceLogic. If, during the Exclusivity Period (as set forth below), the board of directors of SpaceLogic receives a Superior Proposal, which it must consider pursuant to Section 12(b), and its board of directors is required by law to submit such Superior Proposal to its stockholders, the board of directors shall submit such Superior Proposal without recommendation.

         (b) No Solicitation. SpaceLogic agrees that during the Exclusivity Period, neither it nor any of the officers and directors shall initiate, solicit or encourage any inquiries, proposals or offers with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, sale of assets, or the like (any such proposal, other than that made by MBYI, an "Acquisition Proposal"). SpaceLogic further agrees that, during the Exclusivity Period, neither it nor any of its officers and directors shall have any discussion with or provide any confidential information or data to any person or entity (each a "Person") relating to an Acquisition Proposal. SpaceLogic shall be permitted, solely to the extent necessary to fulfill its fiduciary duties under law, to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal, only to the extent that (x) SpaceLogic concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal (or such Acquisition Proposal could likely result in a Superior Proposal), (y) SpaceLogic receives from such Person an executed confidentiality agreement containing terms at least as stringent as those contained in the confidentiality agreement with MBYI, and (z) SpaceLogic (i) notifies MBYI promptly of such inquiry, proposal, offer, information request, or discussion,
(ii) discloses to MBYI the name of such Person and the material terms and conditions of any inquiry, proposal or offer, and (iii) prior to submitting such Superior Proposal for consideration by its stockholders, SpaceLogic shall allow MBYI (in its sole discretion) to prepare a revised proposal.

      (b) Exclusivity. For a period of 90 days following the date hereof (the "Exclusivity Period"), SpaceLogic agrees that it will, and will cause its officers, directors to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this LOI with any parties (other than MBYI) with respect to any Acquisition Proposal. SpaceLogic agrees that it will promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this
Section 11.


       12. Counterpart Execution. This letter may be executed by the parties in counterparts, all of which shall constitute one and the same original.

       13. Amendment. The terms of this letter may be amended, modified or waived only in writing by the parties hereto.

       14. Governing Law. This LOI will be governed by the laws of the State of Delaware. If the foregoing correctly set forth the material terms of your understanding of the proposed Reverse Acquisition and, if such terms are acceptable to you, please execute two originals of this letter and return one executed original to the undersigned. We look forward to a successful Closing and business relationship.

ACKNOWLEDGED AND ACCEPTED

Monterey Bay Tech, Inc.

By: /s/ Jonathan Kahn                        Date: December 20, 2004
------------------------------
         Jonathan Kahn
         Chairman and CEO

SpaceLogic Ltd.

By: /s/ Gary Koren                           Date: December 20, 2004
------------------------------
         Authorized Signatory

Baytree Capital Associates, Inc.             Date: December 20, 2004

By: /s/ Michael Gardner
------------------------------
         Michael Gardner
         Chairman and CEO

                                   Schedule A
                            Schedule of Owed Payments
                                    --------



 ---------------------- ------------------------------ -------------------------
 Date                   Source                         Approximate Payment Due
 ---------------------- ------------------------------ -------------------------
 February 1, 2005       IMSI Notes                     $263,955.00
 ---------------------- ------------------------------ -------------------------
 April 19, 2005         IMSI cash escrow                 $75,000.00
 ---------------------- ------------------------------ -------------------------
 May 1, 2005            IMSI Notes                     $263,955.00
 ---------------------- ------------------------------ -------------------------
 June 2, 2005           IMSI earn-out                  $666,667.00
 ---------------------- ------------------------------ -------------------------
 August 1, 2005         IMSI Notes                     $263,955.00
 ---------------------- ------------------------------ -------------------------
 October 19, 2005       IMSI cash escrow               $425,000.00
 ---------------------- ------------------------------ -------------------------
 November 1, 2005       IMSI Notes                     $263,955.00
 ---------------------- ------------------------------ -------------------------
 February 1, 2006       IMSI Notes                     $263,955.00
 ---------------------- ------------------------------ -------------------------
 May 1, 2006            IMSI Notes                     $263,955.00
 ---------------------- ------------------------------ -------------------------
 August 1, 2006         IMSI Notes                     $263,955.00
 ---------------------- ------------------------------ -------------------------
 November 1, 2006       IMSI Notes                     $263,955.00
 ---------------------- ------------------------------ -------------------------
 February 1, 2007       IMSI Notes                     $263,955.00
 ---------------------- ------------------------------ -------------------------
 May 1, 2007            AKS Settlement                 $130,000.00
 ---------------------- ------------------------------ -------------------------
 May 1, 2007            IMSI Notes                     $263,955.00
 ---------------------- ------------------------------ -------------------------

                                   Schedule B
                                 Excluded Assets
                                    --------


         1. All common stock of International Microcomputer Software, Inc. owned by MBYI.

         2. All common stock of AES Management Buyout Company owned by MBYI.

         3. All promissory notes made to MBYI by AES Management Buyout Company.

         4. Any potential claim of MBYI against St. Pauls Insurance for reimbursement of legal fees pursuant to insurance policy.

         5. Miscellaneous computers and other equipment